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Exhibit 21

Subsidiaries of The Medicines Company

Name of Subsidiary	Jurisdiction of Incorporation or Organization
The Medicines Company Holdings, Inc.	Delaware
Kronen tausend176 GmbH Germany (future name: The Medicines Company (Deutschland) GmbH)	Germany
MDCO Holdings C.V.	Netherlands
The Medicines Company (NL) B.V.	Netherlands
The Medicines Company (Schweiz) GmbH	Switzerland
The Medicines Company UK Limited	England and Wales

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  Exhibit 21
Subsidiaries of The Medicines Company